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                                          Filed Pursuant to Rule 424(b)(3) & (c)
                                                      Registration No. 333-76195

Prospectus Supplement No. 1
to prospectus dated December 23, 1999

                     Tweeter Home Entertainment Group, Inc.

                                4,000,000 Shares

                                  Common Stock

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     This prospectus supplement amends and supplements Tweeter Home
Entertainment Group, Inc.'s prospectus dated December 23, 1999. That prospectus and this supplement are part of a Registration Statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may offer and issue our common stock in one or more offerings, from time to time, so long as the aggregate number of shares of common stock issued does not exceed 4,000,000. As of the date of this supplement, we have issued 290,633 shares of common stock from our shelf registration statement.

     We have prepared this prospectus supplement to provide information concerning recent acquisitions that we made using shares of our common stock issued pursuant to our shelf registration statement. This supplement will be delivered to you with the December 23, 1999 prospectus attached.


AN INVESTMENT IN THE COMMON STOCK OF TWEETER INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ATTACHED PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 16, 2000

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1.   UNITED AUDIO CENTERS, INC. ACQUISITION

     On April 1, 2000, we issued 200,000 shares of our common stock in exchange for the assets and some of the liabilities of United Audio Centers, Inc., a retail electronics business located in the Chicago, Illinois market. The shares we issued in the transaction had a total market value of approximately $6.34 million. The transaction was accounted for as a purchase. The allocation of the purchase price resulted in goodwill of approximately $8.1 million as of June 30, 2000, which we are amortizing over twenty-five years using the straight-line method.

2.   HOME ENTERTAINMENT CONNECTIONS, INC. ACQUISITION

     On June 1, 2000, Tweeter purchased the assets and assumed some of the liabilities of Home Entertainment Connections, Inc., a home installation company in the Atlanta region. The total purchase price and related costs amounted to approximately $250,000. We paid part of the purchase price by issuing to the seller 3,838 shares of our common stock, with a market value at issuance of $125,000. The transaction was accounted for as a purchase.

3.   DOUGLAS TV, INC. ACQUISITION

     On October 2, 2000, Tweeter acquired the retail operations of Douglas TV, Inc., which includes four stores in the greater Chicago area. We paid $4.55 million in cash and issued 36,849 shares of our common stock for the acquisition. The shares we issued in the transaction had a total market value of approximately $1.33 million. The transaction was accounted for as a purchase.

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